Comdisco, Inc. and Subsidiaries                                    Exhibit 12.00

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)


                                                                                                  For the years ended September 30,
                                                                                                  1997   1996   1995   1994   1993
                                                                                                  ----   ----   ----   ----   ----

Fixed charges
  Interest expense1 <F1>.......................................................................   $301   $267   $278   $266   $295

  Approximate portion of
    rental expense representative
    of an interest factor .....................................................................      4      7     11     13     22
                                                                                                  ----   ----   ----   ----   ----

  Fixed charges ...............................................................................    305    274    289    279    317

Earnings from continuing operations before income taxes and cumulative effect of change in accounting principle, net of preferred
  stock dividends .............................................................................    203    176    160     80    137
                                                                                                  ----   ----   ----   ----   ----
Earnings from continuing operations
  before income taxes, cumulative effect of
 change in accounting principle and fixed charges .............................................   $508   $450   $449   $359   $454
                                                                                                  ====   ====   ====   ====   ====

Ratio of earnings to fixed charges ............................................................   1.67   1.64   1.55   1.29   1.43
                                                                                                  ====   ====   ====   ====   ====

Rental expense:
  Equipment subleases .........................................................................   $  6   $ 14   $ 22   $ 30   $ 57
  Office space, furniture, etc ................................................................      7      8     10      8      8
                                                                                                  ----   ----   ----   ----   ----

    Total .....................................................................................   $ 13   $ 22   $ 32   $ 38   $ 65
                                                                                                  ====   ====   ====   ====   ====

    1/3 of rental expense .....................................................................   $  4   $  7   $ 11   $ 13   $ 22
                                                                                                  ====   ====   ====   ====   ====

<F1> Includes  interest  expense  incurred by  continuity  and network  services andincluded in continuity and network services expense on the consolidated statements of earnings.
